Exhibit 10.19

ENGLISH TRANSLATION OF EMPLOYMENT AGREEMENT

This employment agreement modification (“Agreement-modification”) was concluded on the date and on the conditions below between

PanTel Telecommunication Ltd., as employer (“Employer”), on the one hand and

Tamás Vágány as employee (“Employee”) on the other hand

(hereinafter together “Parties”)

1.	DEFINITIONS

In this Agreement capitalized terms shall have the following meaning:

“HTCC” shall mean Hungarian Telephone and Cable Corp. (1201 Third Avenue, Suite 3400, Seattle, Washington WA 98101-3034, USA), which holds 97 % of the quota of the Employer.

“HTCC Group” shall mean all of the HTCC Group Companies.

“HTCC Group Company” shall mean any direct or indirect subsidiary of HTCC.

“Board” shall mean the Board of HTCC.

“Labour Code” shall mean the Act XXII of 1992 on the Labour Code.

“Business Secrets” shall mean all data and information relating to the economic and/or business activities of the HTCC Group or shareholders of HTCC acquired or possessed by the Employee in the course of the performance of his work or in any other way, including information relating to customers, transactional partners of the HTCC Group, technical information, know-how, information relating to developments, financial data, forecasts, business plans, market share, pricing, passwords, documents, data carriers containing such information irrespective of its format.

2.	COMMENCEMENT, TERM OF THE AGREEMENT AND LEGAL CONTINUITY

2.1	The term of this Agreement shall commence on 1 August 2005 and shall continue for an indefinite period of time.

2.2	The Parties hereby agree that any previous employment agreement or agreement of other nature entered into between the Employee and any HTCC Group Company terminates on the commencement day of this Agreement and that the Parties have no claim whatsoever on the basis of the agreements so terminated.

2.3	The termination of the agreements referred to in Cause 2.2 does not affect the legal continuance of the Employee’s employment relationship.

3.	REPORTING OBLIGATION

3.1	The Employee is obliged to report to the person appointed by the Employer to exercise employer’s rights.

4.	STATUS OF THE EMPLOYEE AND SCOPE OF WORK

4.1	The Employee qualifies as a senior employee in accordance with Section 188 of the Labour Code.

4.2	The Employee’s position is Chief Commercial Officer. Annex 1 to this Agreement contains a detailed list of duties falling within this scope of work.

4.3	The Employee should perform his employment duties hereunder fully and with the utmost care in line with that to be expected of an employee employed in such a position.

4.4	Taking into consideration that the position held by the Employee has a significant influence on the operations of the Employer and of the HTCC Group, the Employee shall devote his full professional attention to his duties described in this Agreement. For this reason, during the term of his employment, the Employee shall not, without the prior written consent of the Employer, enter into any other employment relationship or any other relationship for the performance of work with any third party. The Employee agrees to terminate any existing employment relationships or other relationships concluded for performance of work within thirty (30) days of this Agreement entering into effect.

5.	PLACE OF WORK

5.1	The primary location of the work place is the seat of the Employer, which is currently: 1113 Budapest, Bocskai út 134-146.

5.2	Notwithstanding the above, having regard to the Employee’s scope of work and to the fact that the Employer’s activity embraces the whole HTCC Group under an agreement to be entered into between the Employer and HTCC Group Companies, the Parties agree that the Employer may order the Employee to perform work within the whole operational territory of HTTC Group, including but not limited to the following countries: Austria, Bulgaria, Hungary, Romania, Serbia & Montenegro, Slovakia and Slovenia.

6.	SECRECY OBLIGATION

6.1	The Employee is obliged to keep secret all Business Secrets which the Employee may learn during the term of the employment and not to divulge them to any third party. The secrecy obligation of the Employee remains valid indefinitely after termination of this employment relationship.

6.2	The Employee acknowledges that he will be responsible for any damage arising from his failure to comply with this confidentiality obligation.

6.3	If the employment is cancelled or terminated, for whatever reason, the Employee shall return to the Employer all files, documents and other data carriers containing Business Secrets, at the latest, on the last working day.

6.4	The obligations contained above shall not apply to any information which:

6.4.1	is or becomes publicly available otherwise than through a breach by the Employee of this Agreement;

6.4.2	is obtained by the Employee from a third party without any obligation of confidentiality; or

6.4.3	the Employee is required to disclose by order of a legal or regulatory authority. In such cases, the Employee, to the extent possible, will inform the Employer in advance of any such disclosure obligation so that the Employer may consider whether any legal steps may or should be taken to prevent or restrict disclosure. In any event, the Employee shall disclose only that amount of Information that is necessary to comply with the obligation to disclose.

7.	REMUNERATION

7.1	The Employee’s monthly gross salary is indicated in Annex 2 of this Agreement (“Salary”), which will be paid to him on the tenth of the month following the month to which it pertains.

7.2	Besides the Salary, the Employee may be entitled to bonus if the Employee meets the bonus targets determined by the Employer for the year in question. Bonus targets are indicated in Annex 3 of this Agreement.

7.3	If the bonus targets are met, the payment of the applicable bonus amount is due on 1 March in the year after the year in question (or as reasonably soon thereafter as the annual accounts have been finalised and audited and the Employer is able to ascertain whether the bonus targets have been met on the basis of those accounts).

7.4	The person appointed by the Employer to exercise employer’s rights shall evaluate whether bonus targets are met.

8.	COMPANY CAR AND THE TDC TALENT POOL

8.1	Throughout the period of his employment the Employee shall be entitled to use a company car of the same type and quality as he currently uses at PanTel Kft. Other conditions as to the use of the company car will be as set out in the Employer’s Regulations on the Use of Company Cars.

8.2	Furthermore, the Employer will nominate the Employee to TDC Talent Pool.

9.	WORKING HOURS

9.1	The Employee shall work 40 hours per week. The actual work schedule shall be defined by the Employee himself.

9.2	The Employee shall not be entitled to remuneration for work performed outside of official working hours.

10.	VACATION

10.1	The Employee shall be entitled to the amount of annual vacation days as set out in the applicable statutory provisions.

11.	PREVENTION FROM WORK

11.1	If the Employee is prevented from performing his obligations hereunder due to sickness or accident or any other reason, he is obliged to immediately notify the Employer, or the representative of the Employer by telephone, in writing, or any other applicable manner. Inability to work must be certified - in accordance with Section 137 (2) of the Labour Code - by the doctor who treats the Employee.

12.	INCOMPATIBILITY

12.1	The Employee

12.1.1	shall not acquire a participation, in any form, in any business association which is engaged in the same or similar activities as the HTCC Group Companies or is in regular business contact with any HTCC Group Company, excluding the acquisition of share in any HTCC Group Company;

12.1.2	shall not conclude any transactions falling within the scope of the activities of any HTCC Group Company on his own behalf.

12.2	In the event of a violation of the prohibition set forth above by the Employee, the Employer shall be entitled

12.2.1	to demand compensation, or

12.2.2	to demand that the Employee relinquish to the Employer the benefit of the agreement concluded for himself in lieu of compensation, or

12.2.3	to demand that the Employee surrender his profit originating from a deal concluded on another’s behalf or to transfer his claim thereto to the Employer.

12.3	If, during the term of this Agreement, any business association in which a close relative of the Employee works or in which he or she has any interest (financial or otherwise) becomes a member of the HTCC Group, immediately upon his becoming aware of it, the Employee shall report that fact to the Employer and the Employer and the Employee shall, if the Employer considers it necessary, thereafter discuss (in consultation with the close relative) such amendments to this Agreement or to the relationship between the close relative and the new member of the HTCC Group so that the Employee and the close relative do not have a direct reporting relationship between themselves. The terms of this Clause 12.3 shall apply particularly (but not exclusively) to the Employee’s wife being an executive employee of Euroweb.

13.	DAMAGES

13.1	The Employee shall be liable for any damages caused in violation of the provisions set forth in Clause 12, in accordance with the provisions of civil law.

13.2	The Employee shall be liable for damages caused his unlawful termination of his employment relationship up to his average wages for 12 months.

14.	ORDINARY NOTICE

14.1	Both Employee and Employer may terminate this Agreement with ordinary notice. The notice period shall be 6 (six) months in case of termination served by the Employee and 12 (twelve) months in case of termination served by the Employer.

15.	NON-COMPETITION CLAUSE

15.1	If the employment is terminated for whatever reason, without the prior written consent of the Employer the Employee is prohibited from performing activity in his own name or as a member or executive officer of any business organisation or in an employment relation for any competitor of any of the HTCC Group Companies that is the same or similar to the activity defined in this Agreement during its term and for a period of up to 2 years after termination. Furthermore, the employee is prohibited from establishing any enterprise (directly or indirectly) for such activity or from becoming executive officer of such enterprise.

The actual duration of the non-competition period is determined by the Employer on the date when the employment is terminated in line with Clause 15.2 below.

15.2	As consideration for the above, the Employee is entitled to the following payments:

15.2.1	an amount equal to 6 months average wages paid prior to the termination of the Agreement if the restriction period set out by the Employer lasts for 1 (one) year;

15.2.2	an amount equal to 12 months average wages paid prior to the termination of the Agreement if the restriction period set out by the Employer lasts for 2 (two) years;

16.	MISCELLANEOUS

16.1	The modification or any amendments to this Agreement shall be valid and binding only if made in writing.

16.2	No oral agreements have been reached between the Parties with respect to employment.

16.3	If any provision hereof becomes invalid, this shall not affect the validity of the remaining provisions hereof. If a provision is invalid, the Parties are obliged to negotiate another provision to substitute the invalid provision that has a meaning closest to that intended by the invalid provision.

16.4	The Parties agree that any labour law dispute between them shall, at first instance, fall within the jurisdiction of the Metropolitan Labour Court.

17.	LANGUAGE

17.1	This Agreement is signed in 4 (four) copies in Hungarian and English. In the case of a dispute, the Hungarian version shall prevail.

18.	GOVERNING LAW

18.1	Taking into consideration that the Employee qualifies as senior employee under Section 188 of the Labour Code, the Collective Agreement in force at the Employer does not apply to the Employee.

18.2	This Agreement shall be governed by laws of the Republic of Hungary and in particular by the Labour Code.

Annex 1

List of Duties

Annex 2

Salary

The Salary of the Employee is HUF 1,750,000.